Exhibit 99.03
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

22 August 2006

Shire plc (the “Company”)

The Company announces that on 21 August 2006 the following Person Discharging Managerial Responsibility was granted an option over ordinary 5p shares in the Company pursuant to the Shire Employee Stock Purchase Plan (the “Plan”). The option is exercisable over the number of shares that may be purchased at the end of the 27 month saving period with the fortnightly savings made plus interest earned on them. The option price is the lower of 85% of the fair market value of Shire plc ordinary shares on 21 August 2006 (that is 879.5p) and 85% of the fair market value of Shire plc ordinary shares on 21 November 2008. The option is normally exercisable on 21 November 2008.

Name	Fortnightly Savings
Matthew Emmens	$173.24
(Chief Executive Officer)

Mr Emmens total fortnightly savings under the Plan, including those that commenced in previous years, amount to $230.76.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire

Registered in England 2883758 Registered Office as above

believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above